Exhibit 99.1

Manitex International Acquires Rabern Rentals, Names Industry Veteran

Michael Coffey as CEO, and Upgrades Credit Facilities in Support of Growth

and Margin Expansion Strategy

BRIDGEVIEW, IL., April 11, 2022 — Manitex International, Inc. (Nasdaq:MNTX), a leading international provider of cranes and specialized industrial equipment, today announced that it has completed the acquisition of 70% of Rabern Rentals, of Amarillo, Texas for $25.9 million. The acquisition is being financed through a new U.S.-based $85 million credit facility which enhances the company’s ability to deploy its resources, globally. Rabern Rentals is a top regional provider of industrial equipment rentals with four locations throughout Texas and 2021 revenues of approximately $21.5 million, EBITDA of $8 million, and a fleet of more than 1,700 machines serving a multitude of end-markets, specializing in commercial construction. Rabern’s Founder Steve Berner will continue to run this new rental segment and retains a 30% stake in the business.

Concurrently, the Company is announcing the appointment of Michael Coffey as Chief Executive Officer of Manitex International, Inc., effective April 11, 2022. Mr. Coffey joins the company with more than 25 years of experience, primarily in rentals and manufacturing and operations management in heavy equipment, from general construction to mining, and other specialized industry niches. Mr. Coffey has held senior level positions including Director, General Manager, Chief Executive Officer, and Chief Operating Officer, and has a proven track record as an operations leader integrating, consolidating and managing facilities and executing M&A transactions on four continents. The majority of his career has been with industry leaders that include H-E International, (sold to Hitachi Construction Machinery in 2016) a private equity backed enterprise, serving mining, oil & gas, and power generation markets, and at Old Castle Materials, a subsidiary of CRH International, and AMECO, a subsidiary of Fluor.

“The addition of Rabern provides an immediate and impactful boost to our margins, effectively doubling our annualized EBITDA run-rate based on 2021 results,” commented Joe Doolan, the company’s Chief Financial Officer.” Rabern’s rental fleet of equipment is complimentary, to our own product lines but does not overlap Manitex’s current products. It is a great fit for our overall objective of pursuing profitable and sustainable growth for Manitex,. With a reported backlog of $189 million as of December 31, 2021, bookings have continued to grow thus far in 2022 reaching over $200 million as of March 31, 2022. We are looking for another year of continued growth across each of our businesses. Michael’s experience on the business and operations side will be instrumental in helping us chart our path forward as a provider of equipment into the industrial marketplace that generates value for shareholders, capturing an appropriate share of margin and cash flows.”

Michael Coffey, Manitex’s new Chief Executive Officer, stated, “I am looking forward to working with the team at Manitex to support our commercial objectives to achieve higher levels of financial performance. The industrial equipment landscape has continued to evolve and a focus on production, costs, and operating efficiencies is critical to taking advantage of the market opportunities we see in front of us. The entire Manitex team wishes to thank Steve Filipov for his hard work that has put the company in a good position to move forward from here. Steve will continue to work with the Company in an advisory capacity.”

The company also announced a new $85 million credit facility with Amarillo National Bank. This new banking facility provided the funds for the Rabern acquisition and working capital facilities for both the Manitex and Rabern business. Following the closing of this transaction, Manitex has a working capital facility providing $70 million in cash and borrowing capacity, further strengthening Manitex’s financial position to support future growth. The company will have $35-$40 million in total liquidity upon close.

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered mobile cranes (truck mounted straight-mast and knuckle boom cranes, industrial cranes, rough terrain cranes, truck mounted aerial work platforms and specialized industrial equipment. Our products, which are manufactured in facilities located in the USA and Europe, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, MAC, PM-Tadano, Oil & Steel, and Valla.

Forward-Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact:
Manitex International, Inc.	CORE IR
Joe Doolan	Peter Seltzberg
Chief Financial Officer	516-419-9915
512-942-3000	peters@coreir.com